Aug. 27, 2008

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS	MEDIA
Tamera Gjesdal	Bob Denham
Senior Vice President	Senior Vice President
Investor Relations	Corporate Communications
(336) 733-3058	(336) 733-1475

BB&T’s John Allison to retire as CEO on Dec. 31

     WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) today said that longtime Chief Executive Officer John A. Allison will retire as CEO on Dec. 31, 2008. He will continue as chairman of the BB&T Corporation board of directors until Dec. 31, 2009.

     The board on Tuesday voted unanimously to promote Chief Operating Officer Kelly S. King, the No. 2-ranking executive manager at BB&T since 2004, to succeed Allison as CEO and president. King was also elected to the board. BB&T will name a successor to King as COO at a later date.

     Allison’s decision to step down as chief executive, a position he has held since 1989, is the latest step in a five-year executive management transition plan at BB&T. Since the plan began in 2003, six new executive managers have joined the executive team while four have retired or announced pending retirements, including Allison and Chief Credit Officer Ken Chalk, whose last day at BB&T is Friday.

     “This is the next-to-last step in a systematic succession plan we’ve had in place for some time now,” said Allison, who plans to continue to serve on the BB&T corporate board after he steps down at the end of next year as chairman. “But it’s still an announcement that comes with a lot of mixed emotions when you consider the integral role that BB&T has played in my life for nearly 40 years now.”

Allison, a 60-year-old Charlotte, N.C., native, has presided over BB&T’s storied transformation into one of the largest – and highest performing – financial services companies in the nation.

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     After 60 bank and thrift acquisitions since 1989, the former eastern North Carolina farm bank has grown to become the nation’s 14th largest financial holding company. Assets have increased from about $275 million in 1971 when Allison’s career at BB&T began to $136.5 billion today.

     As it has grown, BB&T has steadily climbed the ranks in key measures of performance such as client service, profitability, capital strength, credit quality, operating efficiency and fee-income generation.

     “I’m extremely proud of all that we’ve accomplished and the meaningful impact we’ve had on the lives of so many clients, employees and shareholders,” Allison said. “I will certainly miss my close relationships with so many friends and business associates. However, for BB&T and for me personally, this is the right time to move forward. Nearly 20 years is certainly a long time for anyone to serve as CEO.”

     Allison is the longest serving chief executive at the 25 largest financial holding companies in the nation.

     After joining BB&T and completing its Leadership Development Program, he served as the program’s manager for two years before being named regional loan administrator in 1973. Allison joined BB&T’s executive management team in 1980, the same year he was promoted to Business Loan Administration manager.

     A year later, he was named manager of the BB&T Banking Group. In 1987, Allison became president, a position he held until succeeding the late Vincent Lowe as chairman and CEO on July 11, 1989. At the time, BB&T had $4.5 billion in assets.

     Allison orchestrated a merger of equals with the former Southern National Corporation in 1995, which moved the BB&T corporate headquarters from Wilson, N.C., to Winston-Salem, N.C., and kicked off a decade-long growth spurt unmatched in the industry.

     “I was a board member before John became CEO and I’ve seen firsthand the development of the bank throughout his tenure,” said lead corporate director James Maynard, co-founder and chairman of the Golden Corral restaurant chain. “He established and nurtured a corporate culture of the highest integrity. His leadership is unique and unprecedented in the financial industry. Our company has seen profitable growth for more than 20 years.”

     Allison is a board member of the Wake Forest University Medical Center, the Fuqua School of Business at Duke University, the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill and the Clemson Institute for the Study of Capitalism. He also is a member of the American Bankers Association and the Financial Services Roundtable.

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     Allison earned a bachelor’s degree in business administration from the University of North Carolina at Chapel Hill and master’s in business administration degree from Duke University. He also holds honorary doctorates from East Carolina University, Mount Olive College, Clemson University and Marymount University. He is a graduate of the Stonier Graduate School of Banking at Rutgers University.

     King, 59, joined BB&T in 1972 and has been a member of BB&T’s executive management team since 1983.

     He said BB&T will continue in the same “strategic direction” after he’s CEO. “There is no reason to change course. Our mission, service culture, operating strategy and values have only been reaffirmed during the current down cycle in the economy. BB&T’s best days have always been ahead of us. We will continue to execute on our vision of creating the best financial institution possible.”

     After completing BB&T’s Leadership Development Program, King served in management positions in the North Carolina cities of Statesville, Charlotte, Wilson and Raleigh.

     In 1987, King was named manager of Branch Administration and, a year later, was named manager of the BB&T Banking Network. He was named president of BB&T Corporation in 1996, and succeeded Henry Williamson as chief operating officer in 2004.

“Kelly has been involved in every significant strategic decision we’ve made at BB&T for over 25 years,” Allison said. “He is a proven leader and firmly committed to BB&T’s culture and vision and the corporate values that have made us successful. He will do an outstanding job as CEO.”

     The Raleigh native is a member of the Financial Services Roundtable and serves as chairman of the Piedmont Triad (N.C.) Leadership Group. He is a member of the (N.C.) Triangle Community Foundation Leadership Council and a board member of the N.C. Chamber of Commerce.

     King is past chair of the United Way Tocqueville Leadership Society, and a former board member of the American Bankers Association and the N.C. Citizens for Business and Industry. He has served as chairman of numerous boards, including the N.C. Rural Economic Development Center, the N.C. Bankers Association and the East Carolina University Board of Visitors.

     “The board is totally confident in Kelly’s leadership and long-term commitment to our company,” Maynard said. “Kelly knows BB&T as well as anyone. He knows the culture and knows the values and will keep both intact as CEO. We are extremely fortunate to have someone with Kelly’s talents and abilities ready to step into this job.”

     King earned his bachelor’s and master’s in business administration degrees from East Carolina University. He is a graduate of the Stonier Graduate School of Banking at Rutgers University.

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     “I respect and appreciate the phenomenal job that John Allison has done in leading our company the past 20 years,” King said. “I have mixed feelings because we’ve worked so closely together for so many years and I’ve truly enjoyed our relationship. But I’m also happy for John and his family. He’s still young and healthy and will have the time now to pursue interests that are very important to him.”

     King will assume the helm at BB&T as the last remaining member of the “original five” executives widely credited for transforming BB&T from one-time farm bank to one of the largest and well-run financial institutions in the country (along with Allison, retired COO Williamson, outgoing CCO Chalk, and retired Chief Financial Officer Scott Reed).

     “Our five-year plan was about a generational change to systematically add six relatively young, yet very tenured leaders to our executive management team,” Allison said. “We have a proven team in place now that will provide the necessary foundation to compete – and remain independent – in a rapidly changing world.”

     Electronic Delivery Channel Manager Barbara Duck, 41, and Chief Marketing Officer Steve Wiggs, 50, were added to the executive team in August 2003. Banking Network Manager Ricky Brown, 52, and Chief Financial Officer Chris Henson, 47, joined in June 2004. Chief Credit Officer Clarke Starnes, 49, and Deposit Services Manager Donna Goodrich, 45, were added in December 2006. All joined BB&T’s Leadership Development Program out of college and have at least 20 years of experience with BB&T. The six newest members are joined on the executive team by Chief Administrative Officer Rob Greene, 58, and Operations Manager, Leon Wilson, 53, who have 36 and 31 years with BB&T, respectively.

     For Allison, in addition to his immediate role as chairman of BB&T Corporation followed by continued service as a corporate board member, he plans to spend his retirement writing books about two of his passions: the role of values in effective leadership and the evolution of the financial system in the United States.

     Allison already is the author of the BB&T Values, a 30-page handbook that outlines the company’s 10 core principles, which include “reason” and “justice.” As much philosopher as businessman, he spends a week each year at a philosophy conference and has long encouraged senior managers at BB&T to read a thoughtful, nonfiction book each month.

     Allison also plans to work with colleges and universities participating in BB&T’s Moral Foundations of Capitalism program, which provides grants for the study of the moral and intellectual underpinnings of capitalism and free enterprise.

     With $136.5 billion in assets, Winston-Salem, N.C.-based BB&T Corporation (NYSE: BBT) is the nation’s 14th largest financial holding company. It operates nearly 1,500 financial centers in 11 states and Washington, D.C. More information about the company is available at BBT.com.

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